Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KALEYRA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	2,101,681	$6.47	$13,597,876	$92.70 per $1,000,000	$1,260.52

Total Offering Amounts					$13,597,876		$1,260.52

Total Fee Offsets(3)							-

Net Fee Due							$1,260.52

(1)

The number of shares of common stock, par value $0.0001 per share (the “Common Stock”), stated above consists of additional shares of Common Stock available for issuance under the Kaleyra, Inc. 2019 Equity Incentive Plan, or the Plan, by operation of the Plan’s “evergreen” provision. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

The proposed maximum offering price is calculated pursuant Rule 457(c) and Rule 457(h) under the Securities Act based upon average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on March 18, 2022.

(3)	The Registrant does not have any fee offsets.